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                           BUTLER INTERNATIONAL, INC.
               1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                    (AS PROPOSED TO BE AMENDED MAY 23, 1995)

                                  1.  PURPOSE

     The purpose of the Butler International, Inc. 1992 Stock Option Plan for Non-employee Directors (the "Plan") is to promote the interests of Butler International, Inc. (the "Company") and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable nonemployee directors and by encouraging such directors to acquire an increased proprietary interest in the Company.

                         2.  SHARES SUBJECT TO THE PLAN

     Subject to adjustment as provided in Article 7, the total number of shares of common stock (the "Common Stock") of the Company for which options may be granted under the Plan in each fiscal year during any part of which the Plan is effective (the "Shares") shall be 40,000; the total number of shares reserved for this Plan is 190,000 (all references to number of shares herein shall mean such number of shares after taking account of the 1 for 6 reverse stock split effective June 29, 1992). The Shares shall be shares currently authorized but unissued or currently held on subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. If any option granted under the Plan expires or terminates for any reason without having been exercised in full, the Shares subject to, but not delivered under, such option may become available for the grant of other options under the Plan. No shares deliverable to the Company in full or partial payment of an option purchase price payable pursuant to Paragraph 6.3 shall become available for the grant of other options under the Plan.

                         3.  ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Board of Directors (the "Board"). Subject to the terms of the Plan, the Board shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Plan as the Board deems desirable.

                         4.  PARTICIPATION IN THE PLAN

     Each member of the Company's Board of Directors (a "Director") who is not otherwise an employee of the Company or any subsidiary of the Company (an "Eligible Director") shall be eligible to participate in the Plan.

                         5.  NONSTATUTORY STOCK OPTIONS

     All options granted under the Plan shall be nonstatutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

                                6.  OPTION TERMS

     Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

6.1 OPTION AGREEMENTS

     Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Company and the Eligible Director to whom such option is granted and dated as of the applicable date of grant. Each Agreement shall be signed on behalf of the Company by an officer or officers delegated such authority by the Board. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board.
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6.2 OPTION GRANT SIZE AND GRANT DATES

     6.2.1 FIRST GRANTS. An option to purchase 10,000 Shares (as adjusted pursuant to Article 7) shall be granted to each Director who is an Eligible Director immediately following the Annual Meeting (as described in the Company's By-Laws) at which the Plan is approved by the stockholders of the Company.

     6.2.2 SECOND, THIRD, FOURTH AND FIFTH GRANTS. An option to purchase 10,000 Shares (as adjusted pursuant to Article 7) shall be granted to each director who is an Eligible Director immediately following the Annual Meeting held during the first, second, third and fourth fiscal years immediately following the Annual Meeting at which the Plan is approved by the stockholders of the Company.

6.3 OPTION EXERCISE PRICE

     The option exercise price per share shall be the Fair Market Value (as hereinafter defined) on the date of grant. For purposes of the Plan, "Fair Market Value" equals the mean of the closing bid and asked prices for the Common Stock as reported in The Wall Street Journal.
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6.4 VESTING; EXERCISABILITY

     An option shall vest, become nonforfeitable and exercisable when, and only if, the optionee continues to serve as a Director until the Annual Meeting following the year in which the option was granted.

6.5 TIME AND MANNER OF OPTION EXERCISE

     Any vested and exercisable option is exercisable in whole or in part at any time or from time to time during the option period by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full of the option exercise price for the number of Shares to be purchased. The date both such notice and payment are received by the office of the Secretary of the Company shall be the date of exercise of the stock option as to such number of Shares. No option may at any time be exercised with respect to a fractional share.

6.6 PAYMENT OF EXERCISE PRICE

     Payment of the option exercise price may be in cash or by bank-certified, cashier's, or personal check, or payment may be in whole or in part by

     a. transfer to the Company of shares of the Common Stock having a Fair Market Value equal to the option exercise price at the time of such exercise,

     b. delivery of instruction to the Company to withhold from the option shares that would otherwise be issued on the exercise that number of option shares having a Fair Market Value equal to the option exercise price at the time of such exercise, or

     c. delivery of a non-interest bearing promissory note up to the limit permitted under Federal Reserve Board regulations, of term no greater than seven years, payable to the Company, which shall be secured by a pledge of the Shares of Common Stock to be acquired upon exercise of the option.

     If the Fair Market Value of the number of whole shares transferred or the number of whole option shares surrendered is less than the total exercise price of the options, the shortfall must be made up in cash.
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6.7 TERM OF OPTIONS

     Each option shall expire ten years from its date of grant, but shall be subject to earlier termination as follows:

     a. In the event of the termination of an optionee's service as a Director, other than by reason of retirement, total and permanent disability, or death, the then-outstanding option of such optionee shall automatically expire on the effective date of such termination. For purposes of the Plan, the term "by reason of retirement" means (i) mandatory retirement pursuant to Board policy or (ii) termination of service at a time when the optionee would be entitled to a retirement benefit under the Company's Employee Retirement Plan, as then in effect, if the Eligible Director were an employee of the Company.

     b. In the event of the termination of an optionee's service as Director by reason of retirement or total and permanent disability, or in the event of the death of an optionee while the optionee is a Director, the then-outstanding options of such optionee shall expire one year after the date of such termination or death, or on the stated grant expiration date, whichever is earlier.

     Exercise of a decreased optionee's options that are still exercisable shall be by the estate of such optionee or by a person or persons whom the optionee has designated in writing filed with the Company, or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

6.8 TRANSFERABILITY

     The right of any optionee to exercise an option granted under the Plan shall, during the lifetime of such optionee, be exercisable only by such optionee and shall not be assignable or transferrable by such optionee other than by will or the laws of descent and distribution.

6.9 LIMITATION OF RIGHTS

     6.9.1 LIMITATION AS TO SHARES. Neither the recipient of an option under the Plan nor an optionee's successor or successors in interest shall have any rights as a stockholder of the Company with respect to any shares subject to an option granted to such person until the date of issuance of a stock certificate for such Shares.

     6.9.2 LIMITATION AS TO DIRECTORSHIP. Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

6.10 REGULATORY APPROVAL AND COMPLIANCE

     The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan or to record as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining, to the complete satisfaction of the Company, the approval of all regulatory bodies deemed necessary by the Company and without complying, to the Company's complete satisfaction, with all rules and regulations under federal, state, or local law deemed applicable by the Board.

                            7.  CAPITAL ADJUSTMENTS

     The aggregate number and class of Shares subject to and authorized by the Plan, the number and class of Shares with respect to which an option may be granted to an Eligible Director under the Plan as provided in Article 6, the number and class of Shares subject to each outstanding option, and the exercise price per share specified in each such option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common stock resulting from a split-up or consolidation of shares or any like capital adjustment or the payment of any stock dividend, or other increase or decrease in the number of such shares effected without receipt of consideration by the Company.
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                            8.  EXPENSES OF THE PLAN

     All costs and expenses of the adoption and administration of the Plan shall be borne by the Company, and none of such expenses shall be charged to any optionee.

                         9.  EFFECTIVE DATE OF THE PLAN

     The Plan shall be effective immediately following approval by the Company's stockholders.

                   10.  TERMINATION AND AMENDMENT OF THE PLAN

     The Board may amend, terminate or suspend the Plan at any time in its sole and absolute discretion; provided, however, that if required to qualify the Plan under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, no amendment shall be made more than once every six months that would change the amount, price or timing of the Grants, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder; and provided further, that if required to qualify the Plan under Rule 16b-3, no amendment that would

     a. materially increase the number of Shares that may be issued under the Plan,

     b. materially modify the requirements as to eligibility for participation in the Plan, or

     c. otherwise materially increase the benefits accruing to participants under the Plan,

shall be made without the approval of the Company's Stockholders.